Exhibit 99.2

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

北京 Beijing • 上海 Shanghai • 深圳 Shenzhen • 香港 Hong Kong

www.hankunlaw.com

July 30, 2018

To:      Viomi Technology Co., Ltd (the “Company”)

Wansheng Square, Rm 1302 Tower C, Xingang East Road, Haizhu District

Guangzhou, Guangdong, 510220

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each representing a certain number of ordinary shares of the Company, par value US$ 0.0001 per share (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange or NASDAQ Global Market.

A.                Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In giving this opinion, we have made the following assumptions (the “Assumptions”):

(i)                                     all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

CONFIDENTIALITY. This document contains confidential information which may also be privileged.  Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it.  If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail.  Thanks.

(ii)                                  each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii)                               the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)                              the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)                                 all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.                Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”

means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“New M&A Rules”

mean the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”

mean, collectively the PRC Subsidiary, the VIE Entities, Foshan Xiaoxian Electrical Technology Co., Ltd. (佛山市小鲜互联电器科技有限公司), Foshan Discovery Electrical Technology Co., Ltd. (佛山市去探索电器技术有限公司), and each, a “PRC Company”.

“PRC Laws”

mean all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this opinion.

“PRC Subsidiary”	means Lequan Technology (Beijing) Co., Ltd. (乐泉科技（北京）有限公司).

“VIE Entities”	mean Foshan Yunmi Electric Appliances Technology Co., Ltd (佛山市云米电器科技有限公司) and Beijing Yunmi Technology Co., Ltd (北京云米科技有限公司).

C.                Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)                                          Based on our understanding of the PRC Laws, (a) the ownership structure of the PRC Subsidiary and the VIE Entities, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC Laws; and (b) the contractual arrangements among the PRC Subsidiary, the VIE Entities and the shareholders of each VIE Entity governed by PRC Laws, both currently and immediately after giving effect to this Offering, are valid, binding and enforceable, and will not result in any violation of PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws, and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

(2)                                          The New M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Company’s offering are subject to the CSRC approval procedures under the New M&A Rules. Given that (1) the PRC Subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the New M&A Rules that are the beneficial owners of the Company; and (2) no provision in the New M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the New M&A Rules, based on our understanding of the current PRC Laws, including the New M&A Rules, a prior approval from the CSRC is not required for the Offering, although uncertainties still exist as to how the New M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules, regulations or detailed implementations and interpretations in any form relating to the New M&A Rules.

(3)                                          There is uncertainty as to whether the courts of China would (a) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company. The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(4)                                          The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

(5)                                          The statements in the Registration Statement under the sections entitled “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Related Party Transactions”, “Regulations”, to the extent that they constitute legal matters of PRC Laws or summaries of legal matters under the PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)                                Our opinion is limited to the PRC Laws of general application on the date hereof.  We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(b)                                The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(c)                                 Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(d)                                This opinion is issued based on our understanding of the current PRC Laws.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above. Under relevant PRC Laws, foreign investment is restricted in certain businesses and subject to government authorizations. The interpretation and implementation of these PRC Laws, and their application to and effect on the legality, binding effect and enforceability of contracts, including the contractual arrangements among the PRC Subsidiary, the VIE Entities and the shareholders of each VIE Entity, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

(e)                                 This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES